Exhibit 5.1

SUITE 300, 204 BLACK STREET WHITEHORSE, YUKON Y1A 2M9 TELEPHONE: 867-668-5252 FAX: 867-668-5251 E-MAIL: lackowicz@yukonlaw.com

IN ASSOCIATION WITH

mail: plackowicz@yukonlaw.com Our File No: 38862

February 26, 2015

Ultra Petroleum Corporation

400 North Sam Houston Parkway East

Suite 1200

Houston, Texas

USA

77060

Dear Sirs/Mesdames:

Re:	Ultra Petroleum Corp. - 2015 Stock Incentive Plan

We act as Yukon counsel to Ultra Petroleum Corp. (the “Corporation”). We have been asked by the Corporation to render an opinion in connection with the Corporation’s preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to an aggregate of 5,000,000 common shares of the Corporation (the “Shares”) which may be issued pursuant to the Corporation’s 2015 Stock Incentive Plan (the “Plan”).

Scope of Review

For the purposes of our opinion, we have reviewed the following:

1.	emailed pdf copy of minutes of board of directors’ meeting dated March 31, 2014, certified by the Corporate Secretary of the Corporation;

2.	emailed pdf copy of the Report on Proxies related to the shareholders’ meeting held May 20, 2014, certified by the Corporate Secretary of the Corporation; and

3.	the electronic copy of the Plan attached as Schedule “A” to the Notice of Annual and Special Meeting of Shareholders of the Corporation held on May 20, 2014 maintained on the EDGAR data base.

File No. 38862

We have also examined originals or copies, certified or identified to our satisfaction, of the articles and by-laws of the Corporation. In rendering the opinions herein, we have relied only upon our examination of the foregoing documents, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

Assumptions

In rendering this opinion, we have assumed:

1.	The genuineness of all signatures;

2.	The authenticity and completeness of all documents submitted to us as originals;

3.	The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, pdf copies or electronic transmissions, and the authenticity of the originals where certified copies, pdf copies or electronic transmissions have been submitted or received; and

4.	The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such.

Practice Restriction

We are solicitors qualified to carry on the practice of law in Yukon only and we express no opinion as to any laws or matters governed by the laws of a jurisdiction other than Yukon and the federal laws of Canada applicable therein in effect as at the date of this opinion.

Opinion

Based and relying upon the foregoing, we are of the opinion that, upon receipt by the Corporation of full payment therefor pursuant to the Plan, the Shares when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours very truly,

LACKOWICZ & HOFFMAN

/s/ Lackowicz & Hoffman